Exhibit 99.1

Carbonite to Acquire Zmanda

Carbonite Combines Leading Cloud Desktop and Laptop Backup with Cloud Server Backup for SMBs

BOSTON – October 18, 2012 – Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small to medium sized businesses, and Zmanda, Inc., a leading global provider of open source and cloud backup solutions have announced that the companies have entered into a definitive agreement whereby Carbonite will acquire Zmanda.

“Zmanda is a great strategic fit for Carbonite. Carbonite has focused on backing up computers and mobile devices, while Zmanda has focused on backing up servers and databases. In the small to medium business (SMB) market, most companies need both,” said David Friend, Chairman and CEO of Carbonite. “Furthermore, IT resellers and MSPs want to be able to offer their clients a complete cloud backup solution from one vendor that protects both computers and servers. We believe that adding in the Zmanda capabilities to Carbonite Business significantly expands our opportunity and will enable us to further capture the emerging and fast growing SMB cloud backup market.”

Founded in 2005, Zmanda provides an enhanced version of Amanda, a highly respected open source backup project, believed to be deployed on over one million systems worldwide. It offers full commercial support for Amanda, and has delivered innovations for SMB markets, including Zmanda Cloud Backup and Amanda Enterprise. Zmanda provides centralized backup of file systems, virtual machines, applications and databases. The product suite backs up Microsoft SQL Server, Exchange Server, SharePoint, Oracle, PostgreSQL and MySQL databases and its solutions run on Windows, Mac OS X, Linux and Solaris.

This acquisition will enhance Carbonite’s SMB offering with the ability to backup databases and file systems to the cloud, and will enable SMBs to obtain all the backup solutions they need from one vendor. Zmanda customers will now also have access to the industry-leading Carbonite Business cloud backup solution for their computers. Furthermore, the combined Carbonite and Zmanda offerings will provide resellers with an attractive and complete solution for data protection and recovery.

“In the backup world, one size does not fit all. Specific market segments require specific solutions, and for SMBs, these solutions must be affordable,” said Oussama El-Hilali, SVP of Engineering, Carbonite. “Similar to Carbonite’s intrinsic ease-of-use and affordability, Zmanda delivers a very robust offering that is also impressively simple and cost-effective. I look forward to working with the Zmanda team to integrate the solutions into the Carbonite Business product line.”

“With more than twenty years of ongoing development and significant research and development investment from Zmanda in past seven years, Amanda is recognized as one of the most robust backup platforms built for today’s businesses,” said Chander Kant, Founder and CEO of Zmanda. “As server backup migrates now to the cloud, Zmanda’s cloud backup offerings are well positioned to ride this trend. We look forward to integrating the Zmanda solutions to complement Carbonite’s cloud backup as an unbeatable solution for the SMB market.”

The acquisition is subject to customary closing conditions and is expected to close in the fourth quarter of 2012.

About Zmanda

Zmanda, Inc., based in Sunnyvale, California, is the global leader in open source based backup and disaster recovery for businesses. The company’s products — Amanda Enterprise, Zmanda Recovery Manager (ZRM) for MySQL, and Zmanda Cloud Backup (ZCB) — make it simple and affordable to backup and recover data in an increasingly complex and heterogeneous IT environment. Amanda Enterprise is an enterprise-grade, network backup solution based on Amanda, the world’s most popular open source backup and recovery software, believed to be deployed on over one million systems worldwide. ZRM for MySQL is the first mission-critical backup solution designed specifically for MySQL databases. ZCB is the first Windows backup solution to backup both files and live applications to the storage cloud. Businesses in more than 60 countries trust Zmanda to protect their corporate data. For more information about Zmanda, please go to www.zmanda.com.

About Carbonite

Carbonite, Inc. (NASDAQ: CARB), is a leading provider of online backup solutions for consumers and small and medium sized businesses. Subscribers in more than 100 countries rely on Carbonite to provide easy-to-use, affordable and secure online backup solutions with anytime, anywhere data access. Carbonite’s online backup solution runs on both the Windows Mac platforms. The company has backed up nearly 200 billion files, restored more than 7 billion files and currently backs up more than 300 million files each day. For more information, please visit www.carbonite.com, twitter.com/carbonite, twitter.com/carbonitebiz, or facebook.com/CarboniteOnlineBackup.

Forward-Looking Statements

This press release contains forward-looking statements, which are any predictions, projections or other statements about future events. Actual results may differ materially from these forward-looking statements because of a variety of risks and uncertainties about our business, which we describe in our filings with the Securities and Exchange Commission, including our Forms 10-K and 10-Q. We do not undertake any duty to update any forward-looking statement.

Media Contacts

Erin Delaney

Carbonite

617-421-5637

edelaney@carbonite.com

Investor Relations Contacts:

Cassandra Hudson

Carbonite

617-587-1144

chudson@carbonite.com

Staci Mortenson

ICR for Carbonite

617-587-1102

investor.relations@carbonite.com